Exhibit 3.23

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF ORGANIZATION

OF

WORLDSPAN KINETICS HOLDINGS, LLC

I

The name of the limited liability company is WORLDSPAN KINETICS HOLDINGS, LLC (the “Company”).

II

The Articles of Organization of the Company were filed on February 29, 2000.

III

Effective as of the date hereof, the Articles of Organization of the Company are amended to read in its entirety as follows:

“The name of the limited liability Company is WORLDSPAN S.A. HOLDINGS II, L.L.C.”

III

All other provisions of the Articles of Organization shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to be executed by a duly authorized member of the Company as of the 12th day of December, 2000.

WORLDSPAN KINETICS HOLDINGS, LLC, a Georgia limited liability company

By:	/s/ Douglas L. Abramson
	Name:	Douglas L. Abramson
	Title:	Secretary

ARTICLES OF ORGANIZATION

OF

WORLDSPAN KINETICS HOLDINGS, LLC

I.                                         NAME.  The name of the Limited Liability Company is WORLDSPAN KINETICS HOLDINGS, LLC (the “Company”).

II.                                     MANAGEMENT.  Management of the Company is vested in its sole Member, WORLDSPAN, L.P., who may from time to time in its discretion appoint one or more officers to manage the business and affairs of the Company.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Organization, this 28th day of February 2000.

/s/ David G. Thunhorst
David G. Thunhorst As Organizer